UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 21, 2025 (June 13, 2025)

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 University Plaza
Suite 100
Hackensack, NJ		07601
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code 201-696-9345

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	PLX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01Entry into a Material Definitive Agreement

The disclosure set forth in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2025, Protalix BioTherapeutics, Inc. (the “Company”) announced the appointment of Gilad Mamlok to serve as the Company’s new Senior Vice President and Chief Financial Officer, effective August 24, 2025, succeeding Eyal Rubin. As announced on April 21, 2025, Eyal Rubin has notified the Company of his resignation from his position as the Company’s Vice President and Chief Financial Officer to pursue other opportunities. To ensure a seamless transition, Mr. Mamlok has joined the Company and is working alongside Mr. Rubin. After his tenure as Chief Financial Officer ends, Mr. Rubin will continue to be available to the Company as necessary until October 2025.

Mr. Mamlok, 57, brings to Protalix three decades of experience in healthcare and technology companies with an extensive background in capital markets transactions, mergers and acquisitions, business development and investor relations as well as in corporate governance matters. He most recently served as the Chief Financial Officer of TytoCare Ltd., a privately-held company in the remote healthcare space (from July 2024 through July 2025). Prior to his role at TytoCare, from February 2017 through July 2024, Mr. Mamlok served as the Chief Financial Officer of Sol-Gel Technologies Ltd. In this role, he was responsible for an initial public offering and other capital markets transactions, as well as in-licensing and out-licensing transactions. Prior to his role at Sol-Gel, he served in other medical device companies, including Given Imaging which was acquired by Covidien plc in 2014. Mr. Mamlok holds a BA in Economics, magna cum laude, and a Master’s degree in Business/Managerial Economics, both from the Tel Aviv University.

In connection with his appointment, the Company and Mr. Mamlok have entered into a written Employment Agreement, dated June 13, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mamlok will receive a monthly base salary of 81,000 New Israeli Shekels (approximately $24,066), and is entitled to an annual discretionary bonus subject to the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Board of Directors”). The Board of Directors shall determine the bonus on the basis of agreed-upon annual objectives, which shall include both measurable and strategic parameters. Upon the occurrence of certain change of control transactions, he is entitled to a one-time bonus equal to twelve (12) months’ cost of his then applicable salary.

The Compensation Committee of the Board of Directors granted to Mr. Mamlok, as of the effective date of his employment, options to purchase 597,990 shares of the Company’s common stock at an exercise price equal to $1.45, the closing sales price of the Company’s common stock on the NYSE American for the last trading day immediately preceding the effective date of the grant. The option has a 10-year term and vests over a three-year period in 12 equal, quarterly increments, commencing upon the date of grant, subject to certain conditions. Vesting of the options shall accelerate automatically and in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Company’s Amended and Restated 2006 Stock Incentive Plan, as amended.

The Employment Agreement is terminable by the Company on 180 days written notice, and by Mr. Mamlok on 90 days written notice, for any reason during its term. The Company may terminate the Employment Agreement for cause without notice. Mr. Mamlok is entitled to be insured by the Company under a Manager’s Policy or Pension Fund, in lieu of severance, as well as company contributions towards vocational studies, annual recreational allowances, a Company car and a Company phone, and to 24 working days of vacation. He is also entitled to indemnification and to be an insured in the Company’s D&O insurance policy, as are the Company’s other executive officers and directors.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. A copy of a press release announcing the appointment is filed as Exhibit 99.1 to this Current Report.

Item 9.01Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated June 13, 2025
99.1	Press Release dated July 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2025	PROTALIX BIOTHERAPEUTICS, INC.

	By:	/s/ Dror Bashan
		Name:	Dror Bashan
		Title:	President and Chief Executive Officer